Exhibit 99.1

Genesee & Wyoming Reports Results for the First Quarter of 2012

GREENWICH, Conn.--(BUSINESS WIRE)--May 1, 2012--Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the first quarter of 2012 of $22.2 million, compared with net income of $22.1 million in the first quarter of 2011. GWI's diluted earnings per share (EPS) in the first quarter of 2012 were $0.52 with 43.1 million weighted average shares outstanding, compared with diluted EPS of $0.52 with 42.5 million weighted average shares outstanding in the first quarter of 2011.

GWI’s effective tax rate was 35.6% in the first quarter of 2012, as compared to 27.7% in the first quarter of 2011. The higher tax rate in the first quarter of the current year was driven primarily by the expiration of the Short Line Tax Credit on December 31, 2011.

Comments from Jack Hellmann, our Chief Executive Officer

Jack Hellmann, President and CEO commented, “Our financial results for the first quarter of 2012 were consistent with our expectations. While revenues increased 8% to $207 million, our net income was unchanged for three main reasons: the expiration of the U.S. short line tax credit; weak coal shipments in the United States; and a 60-day outage on a portion of our main line in Australia due to the washout of our Edith River Bridge. For our North American & European Operations, despite a 20% drop in coal revenues, our first quarter revenues still increased 9% and our operating income increased 16%.”

“As we look ahead to the remainder of 2012, we expect improving business trends. In North America, our non-coal traffic continues to grow and our newly acquired Arizona Eastern Railway and Hilton & Albany Railroad are performing well. Although our U.S. coal traffic is weak, primarily due to warm winter weather and low natural gas prices, we expect some improvement in the second quarter as shipments resume at two power plants. The fact that our North American & European Operations operating ratio improved 1.3 percentage points to 78.3% in the first quarter of 2012 despite the decline in our coal traffic also means that we are well positioned to benefit from any future improvement in shipments.”

“In Australia, the Edith River Bridge has reopened and the entirety of our operations are running well, supported by the delivery of seven new high horsepower locomotives. In addition, we plan to begin serving a new iron ore mine in South Australia in the fourth quarter of this year.”

“Finally, we continue to evaluate multiple acquisition and investment opportunities in both North America and Australia and have significant financial capacity to execute on the right transactions.”

Results from Continuing Operations

In the first quarter of 2012, GWI's total operating revenues increased $15.5 million, or 8.1%, to $207.4 million, compared with $191.9 million in the first quarter of 2011. The increase included $6.7 million in revenues from new operations and an $8.8 million, or 4.6%, increase in same railroad operating revenues. Same railroad operating revenues were negatively impacted by an estimated $7 million from the Edith River Bridge closure and by approximately $5 million from lower coal and coal-related haulage traffic. During the first quarter of 2012, the net appreciation of foreign currencies increased same railroad operating revenues by $2.3 million. Excluding the net impact from foreign currency, GWI’s same railroad operating revenues increased $6.5 million, or 3.4%.

Same railroad freight revenues in the first quarter of 2012 increased by $5.4 million, or 4.1%, to $138.2 million, compared with $132.8 million in the first quarter of 2011. Excluding a $1.9 million increase from the net impact of foreign currency appreciation, GWI’s same railroad freight revenues increased by $3.6 million, or 2.7%.

GWI's traffic in the first quarter of 2012 was 222,178 carloads, a decrease of 22,378 carloads, or 9.2%, compared with the first quarter of 2011. Traffic in the first quarter of 2012 included 4,785 carloads from new operations. Same railroad traffic decreased 27,163 carloads, or 11.1%, in the first quarter of 2012. The same railroad traffic decrease was principally due to decreases of 22,205 carloads of coal traffic and 8,638 carloads of other commodity traffic, primarily related to coal haulage, partially offset by an increase of 3,188 carloads of metals traffic. All remaining traffic increased by a net 492 carloads.

Average same railroad freight revenues per carload increased 17.1% in the first quarter of 2012. The net appreciation of the Australian and Canadian dollars versus the U.S. dollar, higher fuel surcharges and changes in commodity mix increased average revenues per carload by 1.7%, 1.7% and 3.8%, respectively. Other than these factors, same railroad average freight revenues per carload increased 9.9%. Average freight revenues per carload were impacted by changes in the mix of customers within certain commodity groups, primarily coal, metals and other commodities.

GWI’s same railroad non-freight revenues in the first quarter of 2012 increased by $3.4 million, or 5.7%, to $62.5 million compared with $59.1 million in the first quarter of 2011. Excluding a $0.5 million increase from the net impact from foreign currency appreciation, GWI’s same railroad non-freight revenues increased by $2.9 million, or 5.0%, primarily due to higher railcar switching revenues in Europe, Australia and Canada.

GWI's operating income in the first quarter of 2012 was $41.3 million, an increase of $2.1 million, compared with $39.2 million in the first quarter of 2011. The estimated impact of the Edith River Bridge outage in the Northern Territory of Australia was a net reduction in operating income of $5 million in the first quarter of 2012. The decline in coal and coal haulage traffic reduced operating income in the first quarter of 2012 by approximately $3 million.

Free Cash Flow from Continuing Operations (1)

(in millions)	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$27.7	$7.3
Net cash used in investing activities, excluding new Australian equipment investments	(16.5)	(7.6)

Net cash paid for acquisitions	0.8	0.4
Cash paid for acquisition-related expenses (a)	-	13.0
Free cash flow before new Australian equipment investments	12.0	13.1

New Australian equipment investments	(24.5)	-
Free cash flow (1)	$(12.5)	$13.1

(a)	The 2011 period included the payment of Australian stamp duty related to the acquisition of FreightLink in Australia, which was accrued as of December 31, 2010, but paid in 2011.

GWI’s free cash outflow from continuing operations for the three months ended March 31, 2012 was $12.5 million. GWI’s continuing operations generated free cash flow of $13.1 million for the three months ended March 31, 2011. The net use of cash due to the repairs and other incremental costs associated with the Edith River derailment in Australia was approximately $3.0 million in the three months ended March 31, 2012.

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the first quarter will be held Tuesday, May 1, 2012, at 11 a.m. EDT. The dial-in number for the teleconference is (800) 230-1059; outside U.S., call (612) 234-9960, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "First Quarter Earnings Conference Call Webcast." Management will be referring to a slide presentation that will also be available under the “Investors” tab of GWI’s website prior to the conference call. An audio replay of the conference call will be accessible via the “Investors” tab of GWI's website starting at 1 p.m. EDT on May 1, 2012, until the following quarter’s earnings press release. Telephone replay is available for 30 days beginning at 1 p.m. EDT on May 1 by dialing (800) 475-6701 (or outside U.S., dial 320-365-3844). The access code is 222298.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads and provides railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, we operate the Tarcoola to Darwin rail line, which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 65 railroads organized in 10 regions, with more than 7,600 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "intends," "plans," "believes," “will,” "seeks," "expects," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions, including the following risks applicable to all of our operations: risks related to the acquisition and integration of railroads; economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject; increased competition in relevant markets; funding needs and financing sources; unpredictability of fuel costs; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; susceptibility to the risks of doing business in foreign countries; and others including but not limited to, those noted in our 2011 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. GWI disclaims any intention to update the current expectations or forward-looking statements contained in this press release.

(1) Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities, is included in the tables attached to this press release.

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2012	2011

OPERATING REVENUES	$207,436	$191,911

OPERATING EXPENSES	166,122	152,708
INCOME FROM OPERATIONS	41,314	39,203

INTEREST INCOME	867	775
INTEREST EXPENSE	(8,616)	(9,939)
OTHER INCOME, NET	984	568

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	34,549	30,607

PROVISION FOR INCOME TAXES	12,305	8,485

INCOME FROM CONTINUING OPERATIONS	22,244	22,122

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(3)	-

NET INCOME	$22,241	$22,122

BASIC EARNINGS PER SHARE:
BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.55	$0.56
BASIC LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	-
BASIC EARNINGS PER COMMON SHARE	$0.55	$0.56

WEIGHTED AVERAGE SHARES - BASIC	40,360	39,484

DILUTED EARNINGS PER SHARE:
DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.52	$0.52
DILUTED LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	-
DILUTED EARNINGS PER COMMON SHARE	$0.52	$0.52

WEIGHTED AVERAGE SHARES - DILUTED	43,081	42,545

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2012 AND DECEMBER 31, 2011
(in thousands)
(unaudited)

	March 31,	December 31,
ASSETS	2012	2011

CURRENT ASSETS:
Cash and cash equivalents	$28,738	$27,269
Accounts receivable, net	163,151	165,768
Materials and supplies	16,011	14,445
Prepaid expenses and other	15,844	13,332
Deferred income tax assets, net	19,231	19,385
Total current assets	242,975	240,199

PROPERTY AND EQUIPMENT, net	1,680,034	1,643,589
GOODWILL	160,964	160,277
INTANGIBLE ASSETS, net	229,029	230,628
DEFERRED INCOME TAX ASSETS, net	2,389	2,342
OTHER ASSETS, net	17,984	17,122
Total assets	$2,333,375	$2,294,157

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$59,340	$57,168
Accounts payable	121,549	134,081
Accrued expenses	58,446	69,097
Deferred income tax liabilities, net	104	925
Total current liabilities	239,439	261,271

LONG-TERM DEBT, less current portion	577,692	569,026
DEFERRED INCOME TAX LIABILITIES, net	295,922	285,780
DEFERRED ITEMS - grants from outside parties	203,001	198,824
OTHER LONG-TERM LIABILITIES	19,676	18,622

TOTAL STOCKHOLDERS' EQUITY	997,645	960,634
Total liabilities and stockholders' equity	$2,333,375	$2,294,157

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,241	$22,122
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss from discontinued operations, net of tax	3	-
Depreciation and amortization	17,633	15,861
Compensation cost related to equity awards	2,290	2,148
Excess tax benefits from share-based compensation	(1,746)	(900)
Deferred income taxes	9,977	3,311
Net gain on sale of assets	(1,230)	(1,010)
Insurance proceeds received	12,521	-
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(2,526)	(13,837)
Materials and supplies	(1,418)	(656)
Prepaid expenses and other	(2,496)	(1,535)
Accounts payable and accrued expenses	(27,491)	(20,039)
Other assets and liabilities, net	(9)	1,819
Net cash provided by operating activities from continuing operations	27,749	7,284
Net cash used in discontinued operations	(3)	(4)
Net cash provided by operating activities	27,746	7,280

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, gross	(50,318)	(15,725)
Proceeds from outside parties	8,437	7,514
Cash paid for acquisitions, net of cash acquired	(837)	(440)
Proceeds from disposition of property and equipment	1,626	1,031
Net cash used in investing activities from continuing operations	(41,092)	(7,620)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(56,461)	(55,981)
Proceeds from issuance of long-term debt	64,716	52,967
Proceeds from employee stock purchases	6,210	4,006
Treasury stock purchases	(1,757)	(1,029)
Excess tax benefits from share-based compensation	1,746	900
Net cash provided by financing activities from continuing operations	14,454	863

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	361	(897)

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	-	1

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	1,469	(373)
CASH AND CASH EQUIVALENTS, beginning of period	27,269	27,417
CASH AND CASH EQUIVALENTS, end of period	$28,738	$27,044

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2012		2011
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$144,584	69.7%	$132,805	69.2%
Non-freight	62,852	30.3%	59,106	30.8%

Total revenues	$207,436	100.0%	$191,911	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$65,757	31.7%	$58,082	30.3%
Equipment rents	9,817	4.8%	10,544	5.4%
Purchased services	18,031	8.7%	17,442	9.1%
Depreciation and amortization	17,633	8.5%	15,861	8.3%
Diesel fuel used in operations	21,998	10.6%	21,421	11.2%
Diesel fuel sold to third parties	4,990	2.4%	4,079	2.1%
Casualties and insurance	5,547	2.7%	5,438	2.8%
Materials	6,107	2.9%	6,583	3.4%
Net gain on sale of assets	(1,230)	(0.6%)	(1,010)	(0.5%)
Other expenses	17,472	8.4%	14,268	7.5%

Total operating expenses	$166,122	80.1%	$152,708	79.6%

Functional Classification
Transportation	$68,164	32.9%	$61,971	32.3%
Maintenance of ways and structures	21,293	10.3%	17,863	9.3%
Maintenance of equipment	22,701	10.9%	23,507	12.2%
Diesel fuel sold to third parties	4,990	2.4%	4,079	2.1%
General and administrative	32,571	15.7%	30,437	15.8%
Net gain on sale of assets	(1,230)	(0.6%)	(1,010)	(0.5%)
Depreciation and amortization	17,633	8.5%	15,861	8.3%

Total operating expenses	$166,122	80.1%	$152,708	79.6%

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	North American & European
Three Months Ended March 31, 2012	Operations		Australian Operations		Total Operations
		% of Total		% of Total		% of Total
Revenues:	Amount	Revenues	Amount	Revenues	Amount	Revenues
Freight	$102,048	70.8%	$42,536	67.1%	$144,584	69.7%
Non-freight (excluding fuel sales)	42,025	29.2%	15,541	24.5%	57,566	27.8%
Fuel sales to third parties	-	0.0%	5,286	8.3%	5,286	2.5%
Total revenues	144,073	100.0%	63,363	100.0%	207,436	100.0%

Operating expenses:
Labor and benefits	51,090	35.5%	14,667	23.0%	65,757	31.7%
Equipment rents	6,726	4.7%	3,091	4.9%	9,817	4.7%
Purchased services	6,259	4.3%	11,772	18.6%	18,031	8.7%
Depreciation and amortization	12,318	8.5%	5,315	8.4%	17,633	8.5%
Diesel fuel used in operations	15,209	10.6%	6,789	10.7%	21,998	10.6%
Diesel fuel sold to third parties	-	0.0%	4,990	7.9%	4,990	2.4%
Casualties and insurance	3,412	2.4%	2,135	3.4%	5,547	2.7%
Materials	5,884	4.1%	223	0.4%	6,107	2.9%
Net gain on sale of assets	(1,111)	(0.8%)	(119)	(0.2%)	(1,230)	(0.6%)
Other expenses	12,973	9.0%	4,499	7.1%	17,472	8.4%
Total operating expenses	112,760	78.3%	53,362	84.2%	166,122	80.1%

Income from Operations	$31,313		$10,001		$41,314

Carloads	174,256		47,922		222,178

Net expenditures for additions to property & equipment	$12,804		$31,322		$44,126

	North American & European
Three Months Ended March 31, 2011	Operations		Australian Operations		Total Operations
		% of Total		% of Total		% of Total
Revenues:	Amount	Revenues	Amount	Revenues	Amount	Revenues
Freight	$90,729	68.6%	$42,076	70.6%	$132,805	69.2%
Non-freight (excluding fuel sales)	41,578	31.4%	13,109	22.0%	54,687	28.5%
Fuel sales to third parties	-	0.0%	4,419	7.4%	4,419	2.3%
Total revenues	132,307	100.0%	59,604	100.0%	191,911	100.0%

Operating expenses:
Labor and benefits	46,459	35.2%	11,623	19.5%	58,082	30.4%
Equipment rents	6,493	4.9%	4,051	6.8%	10,544	5.5%
Purchased services	6,365	4.8%	11,077	18.6%	17,442	9.1%
Depreciation and amortization	11,346	8.6%	4,515	7.6%	15,861	8.3%
Diesel fuel used in operations	14,977	11.3%	6,444	10.8%	21,421	11.2%
Diesel fuel sold to third parties	-	0.0%	4,079	6.8%	4,079	2.1%
Casualties and insurance	3,323	2.5%	2,115	3.5%	5,438	2.8%
Materials	6,262	4.7%	321	0.5%	6,583	3.4%
Net gain on sale of assets	(1,008)	(0.8%)	(2)	(0.0%)	(1,010)	(0.5%)
Other expenses	11,155	8.4%	3,113	5.2%	14,268	7.4%
Total operating expenses	105,372	79.6%	47,336	79.4%	152,708	79.6%

Income from Operations	$26,935		$12,268		$39,203

Carloads	194,230		50,326		244,556

Net expenditures for additions to property & equipment	$7,069		$1,142		$8,211

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

Three Months Ended March 31, 2012

	North American & European Operations			Australian Operations			Total Operations
	Freight		Average Revenues	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Intermodal*	$92	720	$128	$18,610	12,736	$1,461	$18,702	13,456	$1,390
Coal & Coke	15,062	31,999	471	-	-	-	15,062	31,999	471
Farm & Food Products	8,270	16,059	515	11,122	16,668	667	19,392	32,727	593
Pulp & Paper	15,959	24,776	644	-	-	-	15,959	24,776	644
Metallic Ores**	2,225	2,529	880	9,590	4,558	2,104	11,815	7,087	1,667
Metals	16,756	26,671	628	-	-	-	16,756	26,671	628
Minerals & Stone	8,257	16,280	507	2,472	13,836	179	10,729	30,116	356
Chemicals & Plastics	14,240	17,046	835	-	-	-	14,240	17,046	835
Lumber & Forest Products	7,827	15,838	494	-	-	-	7,827	15,838	494
Petroleum Products	6,836	7,907	865	742	124	5,984	7,578	8,031	944
Autos & Auto Parts	2,060	2,406	856	-	-	-	2,060	2,406	856
Other	4,464	12,025	371	-	-	-	4,464	12,025	371

Totals	$102,048	174,256	$586	$42,536	47,922	$888	$144,584	222,178	$651

* Represents intermodal units
** Includes carloads and intermodal units

Three Months Ended March 31, 2011

	North American & European Operations			Australian Operations			Total Operations
	Freight		Average Revenues	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Intermodal*	$98	846	$116	$17,833	12,872	1,385	$17,931	13,718	$1,307
Coal & Coke	18,871	54,204	348	-	-	-	18,871	54,204	348
Farm & Food Products	6,850	14,280	480	9,804	16,602	591	16,654	30,882	539
Pulp & Paper	14,779	24,309	608	-	-	-	14,779	24,309	608
Metallic Ores	1,525	2,778	549	10,665	4,191	2,545	12,190	6,969	1,749
Metals	11,337	22,540	503	-	-	-	11,337	22,540	503
Minerals & Stone	6,294	14,149	445	3,372	16,578	203	9,666	30,727	315
Chemicals & Plastics	10,464	14,349	729	-	-	-	10,464	14,349	729
Lumber & Forest Products	7,389	15,575	474	-	-	-	7,389	15,575	474
Petroleum Products	6,048	7,705	785	402	83	4,843	6,450	7,788	828
Autos & Auto Parts	2,146	2,890	743	-	-	-	2,146	2,890	743
Other	4,928	20,605	239	-	-	-	4,928	20,605	239

Totals	$90,729	194,230	$467	$42,076	50,326	$836	$132,805	244,556	$543

* Represents intermodal units

Reconciliation of non-GAAP Financial Measures

This earnings release contains references to free cash flow, which is a "non-GAAP financial measure" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled this non-GAAP financial measure to its most directly comparable U.S. GAAP measure.

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities from Continuing Operations less Net Cash Used in Investing Activities from Continuing Operations, excluding the cost of acquisitions and the cash paid for acquisition-related expenses. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP. Free Cash Flow may be different from similarly-titled non-GAAP financial measures used by other companies.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities from Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities from continuing operations	$27.7	$7.3
Net cash used in investing activities from continuing operations (a)	(41.1)	(7.6)
Net cash paid for acquisitions	0.8	0.4
Cash paid for acquisition-related expenses (b)	-	13.0
Free cash flow	$(12.5)	$13.1

(a)	The 2012 period includes $24.5 million in Australian equipment investments.
(b)	The 2011 period includes Australian stamp duty expenses accrued as of December 31, 2010, but paid in 2011.

CONTACT:
GWI Corporate Communications
Michael Williams, 1-203-629-3722
mwilliams@gwrr.com